SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2006

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On October 17, 2006, LCNB Corp. issued an earnings release announcing its financial results for the third quarter ended September 30, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On October 17, 2006, LCNB Corp. issued an earnings release announcing its financial results for the third quarter ended September 30, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated October 17, 2006

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: October 17, 2006	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

October 17, 2006

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2006

LCNB Corp. today announced its financial results for the nine months ended September 30, 2006.  These results included growth in total loans of $34.5 million, from $353.9 million at September 30, 2005 to $388.4 million at September 30, 2006.  The loan growth was primarily due to growth in the commercial loan portfolio and secondarily to growth in the residential real estate mortgage loan portfolio.

The loan growth was funded through a combination of a $12.2 million increase in total deposits and a $26.4 million decrease in investment securities.  The deposit growth was primarily due to increases in deposits by local and state governmental entities.

Assets under management include LCNB’s total assets, the trust and brokerage businesses, mortgage loans serviced for others, and business cash management accounts.  Total assets under management grew $37.9 million, from $843.1 million at September 30, 2005 to $881.0 million at September 30, 2006.  In addition to a $10.5 million increase in LCNB’s total assets from the loan growth discussed above, trust assets grew by $8.1 million, business cash management assets grew by $8.4 million, and assets managed in brokerage accounts grew by $14.8 million.  Brokerage accounts are offered through a partnership with UVEST Financial Services, Inc.

Net income for the nine months ended September 30, 2006 was $4.72 million, or $1.45 diluted earnings per share, compared to $4.92 million, or $1.48 diluted earnings per share, for the same period in 2005.  Return on average assets for the nine months ended September 30, 2006 and 2005 was 1.16% and 1.23%, respectively.  Return on average equity for the 2006 period was 12.09%, compared to 12.55% for the 2005 period.

Net interest income for the nine months ended September 30, 2006 was $168,000 less than for the same period in 2005 primarily due to a decrease in the tax equivalent net interest margin from 3.99% at September 30, 2005 to 3.85% at September 30, 2006.  A flat yield curve, meaning that long-term market rates are not significantly above short-term rates, continued to put pressure on the margin.  Also contributing to the decline in net income from 2005 to 2006 was a $491,000 increase in non-interest expense primarily resulting from increased salaries and benefits expense.  Partially offsetting these decreases in net income were a $162,000 decrease in the provision for loan losses  due to improvements in credit quality and a $256,000 increase in non-interest income.  The increase in non-interest income was primarily due to a $186,000 increase in trust and brokerage income, a $175,000 increase in insurance agency income, and a $79,000 increase in service charges on deposit accounts, partially offset by smaller decreases in several other income classifications.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with 21 offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

For the Nine Months Ended September 30,

(Dollars in thousands, except per share amounts)

	2006	2005	% Change
Condensed Income Statement
Interest income	$ 22,618	20,362	11.08%
Interest expense	8,941	6,517	37.20%
Net interest income	13,677	13,845	-1.21%
Provision for loan losses	100	262	-61.83%
Net interest income after provision	13,577	13,583	-0.04%
Non-interest income	6,231	5,975	4.28%
Non-interest expense	13,491	13,000	3.78%
Income before income taxes	6,317	6,558	-3.67%
Provision for income taxes	1,593	1,639	-2.81%
Net income	$ 4,724	4,919	-3.96%

Basic earnings per common share	$ 1.45	1.49	-2.68%
Diluted earnings per common share	$ 1.45	1.48	-2.03%
Dividends per common share	$ 0.90	0.87	3.45%
Average basic shares outstanding	3,253,192	3,311,763

Selected Balance Sheet Items
Investment securities	$110,442	136,857	-19.30%

Loans	388,360	353,869	9.75%
Less allowance for loan losses	2,051	2,151	-4.65%
Net loans	386,309	351,718	9.83%

Total assets	550,009	539,546	1.94%
Total deposits	493,200	480,988	2.54%
Long-term debt	23	2,089	-98.90%
Total shareholders’ equity	51,900	52,188	-0.55%

Book value per share	$16.08	$15.86	1.39%
Shares outstanding at period end	3,227,408	3,290,708

Selected Financial Ratios
Return on average assets	1.16%	1.23%	-5.69%
Return on average equity	12.09%	12.55%	-3.67%
Equity to assets ratio	9.44%	9.67%	-2.38%
Dividend payout ratio	62.07%	58.39%	6.30%
Net interest margin (tax equivalent)	3.85%	3.99%	-3.51%

Assets Under Management
LCNB Corp. total assets	$550,009	539,546	1.94%
Trust and investments (fair value)	203,665	195,583	4.13%
Mortgage loans serviced	43,762	47,593	-8.05%
Business cash management	34,741	26,322	31.98%
Brokerage accounts (fair value)	48,872	34,072	43.44%
Total assets managed	$881,049	843,116	4.50%